Exhibit 99.1

Media Release Contact: Tatiana Stead, 703-720-2352 Tatiana.Stead@capitalone.com

FOR IMMEDIATE RELEASE: February 20, 2013

Benjamin P. Jenkins, III and Catherine G. West to Join the Capital One Board of Directors

Experienced Financial Services and Business Leaders to Fill Two Newly Created Seats as Independent Directors on the

Capital One Board

McLean, Va. (February 20, 2013) – Capital One Financial Corporation (NYSE: COF) today announced that Benjamin P. “Ben” Jenkins, III, former Vice Chairman of Wachovia Corporation and former President of its General Bank and Catherine G. West, Managing Director of Promontory Financial Group, have been appointed to the company’s Board of Directors. Jenkins and West will fill two newly created seats on the Board and will stand for election by Capital One stockholders in May 2013.

“Ben and Catherine bring decades of extensive banking experience and strong leadership to the Board and I am extremely pleased to welcome them to Capital One,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “Ben has had an exceptional banking career and we are privileged to benefit from his industry insights and expertise. Catherine brings a unique combination of financial, business, and regulatory experience to Capital One. Both will make excellent additions to our Board and will be valuable resources for our executive management team. We look forward to working with them.”

With more than forty years of banking experience, Jenkins is the former Vice Chairman of Wachovia Corporation and the former President of its General Bank. He retired from Wachovia in December 2008 and most recently served as Senior Advisor, Managing Director, and Vice Chairman for Retail Banking at Morgan Stanley & Co. in New York from January 2009 to January 2011. Jenkins began his banking career at Wachovia’s predecessor and held several key leadership positions for Wachovia’s banking operations. In 1999, he was appointed head of the General Bank. Jenkins and his team were instrumental in the integration of the First Union/Wachovia and Wachovia/SouthTrust mergers, and he led the successful expansion of Wachovia’s banking network into Manhattan, Texas, and California. In 2005, he was named Vice Chairman of the corporation.

West has more than 25 years of experience in financial services, business operations and strategy. Before joining Promontory Financial Group as Managing Director in April 2012, she was Associate Director and Chief Operating Officer of the Consumer Financial Protection Bureau (CFPB), overseeing the development of the infrastructure of the newly created federal agency. Prior to joining the CFPB, West was the Chief Operating Officer for J.C. Penney. She joined J.C. Penney in June 2006 from Capital One, where she served in multiple leadership roles throughout the company, including President of Capital One’s U.S. Card business and Senior Vice President of U.S. Consumer Risk Operations. West also served on the company’s Executive Committee and as President and Director of Capital One Bank. Before joining Capital One, West spent nine years at First USA Bank, serving as Executive Vice President of Marketing Services and Operations and Senior Vice President of Card Member Services. West began her financial services career at Chevy Chase Federal Savings Bank taking on various roles and responsibilities including leading the card division.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N. A., had $212.5 billion in deposits and $312.9 billion in total assets outstanding as of December 31, 2012. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has more than 900 branch locations primarily in New York, New

Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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